                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                 TO RULES 13d-1(a) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(a)

                              (Amendment No. 1)(1)

                        Intensiva Healthcare Corporation
                                (Name of Issuer)

                 Class A Common Stock, par value $.001 per share
                         (Title of Class of Securities)


                                    45815Y105
                                 (CUSIP Number)


                                George A. Pavlov
                                  Mayfield Fund
                         2800 Sand Hill Road, Suite 250
                              Menlo Park, CA 94025
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 15, 1998
             (Date of Event Which Requires Filing of This Statement)

                             If the filing person has previously filed a
               statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
               [ ].


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                     13D
-------------------                                          ------------------
CUSIP No. 45815Y105                                          Page 2 of 17 pages.
-------------------                                          ------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAYFIELD VIII, A CALIFORNIA LIMITED PARTNERSHIP
             94-3224910
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             CALIFORNIA
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               PN
--------------------------------------------------------------------------------

                                     13D
-------------------                                          ------------------
CUSIP No. 45815Y105                                          Page 3 of 17 pages.
-------------------                                          ------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAYFIELD VIII MANAGEMENT, L.L.C.
             94-3224920
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             DELAWARE
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               OO
--------------------------------------------------------------------------------

                                     13D
-------------------                                          ------------------
CUSIP No. 45815Y105                                          Page 4 of 17 pages.
-------------------                                          ------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MAYFIELD ASSOCIATES FUND II, L.P., A CALIFORNIA LIMITED PARTNERSHIP 94-3191510
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             CALIFORNIA
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               PN
--------------------------------------------------------------------------------

                                     13D
-------------------                                          ------------------
CUSIP No. 45815Y105                                          Page 4 of 17 pages.
-------------------                                          ------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             YOGEN K. DALAL
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13D
-------------------                                          ------------------
CUSIP No. 45815Y105                                          Page 6 of 17 pages.
-------------------                                          ------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             F. GIBSON MYERS, JR.
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13D
-------------------                                          ------------------
CUSIP No. 45815Y105                                          Page 7 of 17 pages.
-------------------                                          ------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             A. GRANT HEIDRICH, III
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13D
-------------------                                          ------------------
CUSIP No. 45815Y105                                          Page 8 of 17 pages.
-------------------                                          ------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             MICHAEL J. LEVINTHAL
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13D
-------------------                                          ------------------
CUSIP No. 45815Y105                                          Page 9 of 17 pages.
-------------------                                          ------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             WILLIAM D. UNGER
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13D
-------------------                                         -------------------
CUSIP No. 45815Y105                                         Page 10 of 17 pages.
-------------------                                         -------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             WENDELL G. VAN AUKEN, III
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13D
-------------------                                         -------------------
CUSIP No. 45815Y105                                         Page 11 of 17 pages.
-------------------                                         -------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             KEVIN A. FONG
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13D
-------------------                                         -------------------
CUSIP No. 45815Y105                                         Page 12 of 17 pages.
-------------------                                         -------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             RUSSELL C. HIRSCH
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

                                     13D
-------------------                                         -------------------
CUSIP No. 45815Y105                                         Page 13 of 17 pages.
-------------------                                         -------------------



--------------------------------------------------------------------------------
1.           Name of Reporting Person
             I.R.S. Identification No. of Above Persons (Entities Only)

             WENDE S. HUTTON
--------------------------------------------------------------------------------
2.           Check the Appropriate Box if a Member of a Group          (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
3.           SEC Use Only

--------------------------------------------------------------------------------
4.           Source of Funds
             WC
--------------------------------------------------------------------------------
5.           Check Box if Disclosure of Legal Proceedings is Required
             Pursuant to Items 2(d) or 2(e)                             [ ]
--------------------------------------------------------------------------------
6.           Citizenship or Place of Organization

             U.S.
--------------------------------------------------------------------------------
                              7.         Sole Voting Power
Number of
Shares                                   -0-
                            ----------------------------------------------------
                              8.         Shared Voting Power
Beneficially
Owned By                                 -0-
                            ----------------------------------------------------
                              9.         Sole Dispositive Power
Each
Reporting                                -0-
                            ----------------------------------------------------
Person                       10.         Shared Dispositive Power
With
                                         -0-
--------------------------------------------------------------------------------
11.            Aggregate Amount Beneficially Owned by Each Reporting Person

               -0-
--------------------------------------------------------------------------------
12.            Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares                                                   [ ]

--------------------------------------------------------------------------------
13.            Percent of Class Represented by Amount in Row (11)

               0%
--------------------------------------------------------------------------------
14.            Type of Reporting Person

               IN
--------------------------------------------------------------------------------

               This Amendment No. 1 to Schedule 13D ("Amendment No. 1") amends the Statement on Schedule 13D filed November 25, 1996 (the "Schedule 13D") by Mayfield VIII, a California Limited Partnership, Mayfield VIII, L.L.C., Mayfield Associates II, a California Limited Partnership and the General Partners and Members of these entities (collectively, the "Reporting Persons") with respect to the Common Stock , par value $.001 per share ("Common Stock") of Intensiva Healthcare Corporation (the "Issuer").

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

ITEM 4   PURPOSE OF TRANSACTION

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

          Items 3, 4 and 5 are hereby amended to add the following information:

        Pursuant to an Agreement and Plan of Merger dated as of November 9, 1998, by and among Select Medical Corporation and its wholly-owned subsidiary ("Purchaser") and the Issuer, Purchaser commenced a tender offer to purchase all of the outstanding shares of Common Stock of the Issuer at $9.625 per share. On December 15, 1998, the 1,208,233 shares of Common Stock reported on the Schedule 13D by the Reporting Persons were sold to Purchaser pursuant to the tender offer for an aggregate purchase price of $11,629,242. As a result of the tender offer, none of the Reporting Persons beneficially own any shares of Common Stock. Following consummation of the tender offer on December 21, 1998, the Issuer filed a Form 15 with the SEC and as a result of that filing the shares of Common Stock ceased to be registered pursuant to the Exchange Act.



                              Page 14 of 17 pages.

                                    SIGNATURE

        After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999
                                  MAYFIELD VIII
                                  A California Limited Partnership

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

                                  MAYFIELD VIII MANAGEMENT, L.L.C.
                                  A Delaware Limited Liability Company

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

                                  MAYFIELD ASSOCIATES FUND III
                                  A California Limited Partnership

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Authorized Signatory

                                  YOGEN K. DALAL

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  F. GIBSON MYERS, JR.

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  KEVIN A. FONG

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  WILLIAM D. UNGER

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact



                              Page 15 of 17 pages.

                                  WENDELL G. VAN AUKEN

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  MICHAEL J. LEVINTHAL

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  A. GRANT HEIDRICH, III

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  RUSSELL C. HIRSCH

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact

                                  WENDE S. HUTTON

                                  By:  /s/ George A. Pavlov
                                      ------------------------------------------
                                      George A. Pavlov, Attorney In Fact


                              Page 16 of 17 pages.

                                    EXHIBIT 1


Exhibit 1 - "Statement Appointing Designated Filer and Authorized Signer" is
            hereby incorporated by reference to Exhibit C to the Statement on
            Schedule 13D dated November 25, 1996.


                              Page 17 of 17 pages.